UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2005
Waste Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25955 (Commission File Number)	01-0780204 (IRS Employer Identification No.)
1122 International Blvd., Suite 601, Burlington, Ontario, Canada L7L 6Z8
(Address of principal executive offices) (zip code)
(905) 319-1237
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 Financial Information
Item 2.02 — Results of Operations and Financial Condition
     Waste Services, Inc. (“Waste Services,” “we,” “us” or “our”) issued a press release on October 26, 2005 announcing our results of operations for the fiscal quarter ended September 30, 2005. A copy of that release is furnished as Exhibit 99.1.
Item 2.03(a) — Creation of a Direct Financial Obligation
     On April 30, 2004, we entered into new Senior Secured Credit Facilities (the “Credit Facilities”) with a syndicate of lenders. The Credit Facilities consist of a five-year revolving credit facility in the amount of $60.0 million, up to $15.0 million of which is available to our Canadian operations, and a seven-year term loan facility in the amount of $100.0 million. The term loan requires quarterly installments of $0.25 million due each March 31, June 30, September 30 and December 31 through March 31, 2010 and quarterly installments of $23.5 million due thereafter through March 31, 2011. The Credit Facilities bear interest based upon a spread over base rate or Eurodollar loans, as defined, at our option. The Credit Facilities are secured by substantially all of the assets of our U.S. restricted subsidiaries. Our Canadian restricted subsidiaries guarantee and pledge all of their assets only in support of the portion of the revolving credit facility available to them. Additionally, 65% of the common shares of Waste Services’ first tier foreign subsidiaries are pledged to secure obligations under the Credit Facilities.
     Our Credit Facilities, as amended, contain certain financial and other covenants that restrict our ability to, among other things, make capital expenditures, incur indebtedness, incur liens, dispose of property, repay debt, pay dividends, repurchase shares and make certain acquisitions. Our financial covenants include: (i) minimum consolidated interest coverage; (ii) maximum total leverage; and (iii) maximum senior secured leverage.
     On October 4, 2004, we entered into an amendment to the Credit Facilities with the administrative agent for the lenders. The amendment included changes to certain of the financial and other covenants contained in the Credit Facilities and increased the current interest rates payable on amounts outstanding by 125 basis points to 450 basis points over Eurodollar loans. Until we met certain target leverage ratios, as defined, availability under the amended revolving credit facility was reduced to $50.0 million, up to $12.5 million of which was available to our Canadian operations. In connection with the amendment, we paid a fee of approximately $0.5 million to our lenders. As of September 30, 2005, $11.9 million of capacity was available under the revolving credit facility. Currently, we are in compliance with the financial covenants, as amended, and we expect to continue to be in compliance in future periods. The amendment also required us to receive an equity investment of at least $7.5 million prior to March 28, 2005. On March 28, 2005, we issued 2,640,845 shares of common stock and 264,085 warrants to Mr. Michael G. DeGroote for net proceeds of approximately $6.8 million. The warrants to purchase 264,085 shares of common stock are at an exercise price of $2.84 per share and are exercisable until March 28, 2010.
     On October 26, 2005, we entered into an amendment to the Credit Facilities with the administrative agent for the lenders. The amended Credit Facilities, among other items, decreases the current interest rate on our term loan by 125 basis points to 325 basis points over Eurodollar loans. In addition, the amendment restores access under the revolving credit facility to $60.0 million, up to $15.0 million of which is available to our Canadian operations.
Section 9 Financial Statements and Exhibits
Item 9.01 — Financial Statements and Exhibits
(d) Exhibits
20.1	Third Amendment to Amended and Restated Credit Agreement dated October 26, 2005

99.1	Press Release issued October 26, 2005.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.
WASTE SERVICES, INC.
By: /s/ Ivan R. Cairns
Ivan R. Cairns
Executive Vice President and General Counsel
Date: October 26, 2005